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                                                                    Exhibit 23.2



                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-04351, 333-64681 and 333-64683) of NOVA
Corporation of our report dated September 25, 1998, relating to the consolidated financial statements of PMT Services, Inc., which appears in this Annual Report on Form 10-K of NOVA Corporation. We also consent to the application of such report to the Financial Statement Schedule for the two years ended July 31, 1997 listed under Item 14(a) of this Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

PricewaterhouseCoopers LLP
Nashville, Tennessee
March 30, 1999